Exhibit 2.2

FORM OF

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of [●], 2017 and effective as of the Effective Time (as defined below), pursuant to Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), is made and entered into by and among Tapstone Energy, LLC, a Delaware limited liability company (“Tapstone LLC”), [Tapstone Merger Sub,] LLC, a Delaware limited liability company (“Merger Sub”), and Tapstone Energy Inc., a Delaware corporation (“Tapstone Inc.” and together with Tapstone LLC and Merger Sub, the “Parties”).

RECITALS

WHEREAS, the governing bodies of each of Tapstone LLC and Merger Sub have adopted resolutions recommending and approving this Agreement and the Merger (as defined below in Section 3 hereof) upon the terms and conditions hereinafter set forth;

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions upon which the Merger shall take place; and

WHEREAS, the Merger is entered into in connection with the transactions contemplated by that certain Master Reorganization Agreement (the “Master Reorganization Agreement”), dated as of [●], 2017, by and among Tapstone Inc., Tapstone LLC, Merger Sub, GSO E&P Holdings I LP, a Delaware limited partnership (“GSO”), Tom L. Ward (“Ward”), and the individuals listed on the signature pages thereto under the heading “Management Members”) (collectively, the “Management Members”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of prescribing the terms and conditions of the Merger and the mode of carrying the same into effect, the Parties hereby covenant and agree as follows:

AGREEMENTS

1. Effective Time. The Merger shall become effective upon the date and time specified in the Certificate of Merger (the “Effective Time”), in substantially the form attached hereto as Annex A, as filed with the Secretary of State of the State of Delaware.

2. Name; Type of Entity; Jurisdiction. The name, type of entity and jurisdiction of formation of the parties to the Merger are as follows:

Name of Entity	Type of Entity	Jurisdiction of Formation

Tapstone Energy, LLC	Limited liability company	Delaware

[Tapstone Merger Sub,] LLC	Limited liability company	Delaware

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3. Merger. In accordance with Section 18-209 of the DLLCA, and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, at the Effective Time and in accordance with this Agreement, be merged with and into Tapstone LLC, the separate organizational existence of Merger Sub shall cease and Tapstone LLC shall continue as the surviving entity (the “Merger”). Tapstone LLC, as the entity surviving the Merger (the “Surviving Entity”), shall continue its existence as a limited liability company under the laws of the State of Delaware.

4. Treatment of Membership Interests. In connection with the transactions contemplated by the Master Reorganization Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Tapstone LLC, Tapstone Inc. or Merger Sub, (i) all of the outstanding membership interests in Merger Sub shall be converted into 100% of the membership interests in Tapstone LLC, and as a result, Tapstone LLC shall become a wholly owned subsidiary of Tapstone Inc. and (ii) the holders of the outstanding Membership Interests (as defined in the Tapstone LLC Agreement) shall be entitled to receive an aggregate of [        ] shares of common stock, par value $0.01 per share, of Tapstone Inc. (“Common Stock”), to be allocated in accordance with Section 4.1(a) and Section 9.14 of the Amended and Restated Limited Liability Company Agreement of Tapstone LLC, as amended (the “Tapstone LLC Agreement”), and the Master Reorganization Agreement.

5. Tax Treatment. The Parties intend, for U.S. federal income tax purposes, that the Merger be treated as a tax-free transaction pursuant to Section 351 of the Internal Revenue Code of 1986, as amended. The Parties shall file all tax returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such tax return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income taxes, except as otherwise required by applicable laws.

6. Effect of the Merger. At and after the Effective Time, the Merger will have the effects set forth in this Agreement and Section 18-209 of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchise of Tapstone LLC and Merger Sub shall be vested in the Surviving Entity, and all debts, liabilities and duties of Tapstone LLC and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

7. Organizational Documents of the Surviving Entity. At the Effective Time, upon the Merger becoming effective, the certificate of formation of Tapstone LLC shall be and will constitute the certificate of formation of the Surviving Entity until amended in the manner provided by law. At the Effective Time, upon the Merger becoming effective, the limited liability company agreement of the Surviving Entity shall be amended and restated as set forth on Annex B.

8. Management. After the Effective Time, the Surviving Entity will be managed by Tapstone Inc., as sole member. The officers of Tapstone LLC shall be the officers of the Surviving Entity, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

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9. Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the DLLCA, be supplemented, amended or modified by the mutual written consent of the Parties.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

11. Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.

12. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Annexes hereto and the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the Parties any rights or remedies hereunder.

13. Assignment. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SURVIVING ENTITY:	TAPSTONE ENERGY, LLC

By:
Name:
Title:

MERGING ENTITY:	[TAPSTONE MERGER SUB,] LLC

By:
Name:
Title:

TAPSTONE INC.:	TAPSTONE ENERGY INC.

By:
Name:
Title:

Signature Page to Agreement and Plan of Merger

ANNEX A

FORM OF CERTIFICATE OF MERGER

See attached.

A-1

CERTIFICATE OF MERGER OF

[TAPSTONE MERGER SUB,] LLC

with and into

TAPSTONE ENERGY, LLC

[●], 2017

In accordance with the provisions of Section 18-209 of the Delaware Limited Liability Company Act (the “Act”), the undersigned submits the following Certificate of Merger for filing and hereby certifies that:

1. The name and jurisdiction of formation or organization of each of the business entities which are to merge are as follows:

Name	Type of Entity	Jurisdiction of Formation

Tapstone Energy, LLC	Limited Liability Company	Delaware

[Tapstone Merger Sub,] LLC	Limited Liability Company	Delaware

2. The agreement and plan of merger (the “Merger Agreement”) providing for the merger of [Tapstone Merger Sub,] LLC with and into Tapstone Energy, LLC has been approved and executed by each of Tapstone Energy, LLC and [Tapstone Merger Sub,] LLC in accordance with Section 18-209 of the Act (the “Merger”).

3. The name of the surviving limited liability company is Tapstone Energy, LLC.

4. The certificate of formation of Tapstone Energy, LLC shall be the certificate of formation of the surviving limited liability company.

5. An executed copy of the Merger Agreement is on file at the principal place of business of Tapstone Energy, LLC, located at 100 East Main Street, Oklahoma City, Oklahoma 73104.

6. A copy of the Merger Agreement will be furnished by Tapstone Energy, LLC, on request and without cost, to any member of Tapstone Energy, LLC or [Tapstone Merger Sub,] LLC.

7. This Certificate of Merger, and the merger provided for herein, shall become effective on [            ] [●], 2017 at 12:01 a.m. eastern time.

[Signature page follows]

IN WITNESS WHEREOF, Tapstone Energy, LLC, has executed this certificate as of the date written above.

TAPSTONE ENERGY, LLC

By:
Name:
Title:

Signature Page of Certificate of Merger of

[Tapstone Merger Sub,] LLC with and into Tapstone Energy, LLC

ANNEX B

FORM OF LIMITED LIABILITY COMPANY AGREEMENT

See attached.

B-1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TAPSTONE ENERGY, LLC

a Delaware Limited Liability Company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Tapstone Energy, LLC (this “Agreement”), dated as of [            ] [●], 2017, is adopted, executed and agreed to by the Sole Member (as defined below) pursuant to that certain Agreement and Plan of Merger dated as of the date hereof by and among the Company, [Tapstone Merger Sub,] LLC, a Delaware limited liability company, and the Sole Member (the “Merger Agreement”).

1. Formation. Tapstone Energy, LLC (the “Company”) has previously been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. Term. The Company shall have perpetual existence unless dissolved in accordance with Section 9 of this Agreement.

3. Purposes. The purposes of the Company shall be to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4. Member. Pursuant to the Merger Agreement, Tapstone Energy Inc., a Delaware corporation (the “Sole Member”), shall be the sole member of the Company.

5. Contributions. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6. Distributions. The Sole Member shall be entitled to (a) receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) enjoy all other rights, benefits and interests in the Company.

7. Management. The management of the Company shall be exclusively vested in the Sole Member, and the Company shall not have “managers” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member.

8. Officers.

(a) General. The Sole Member may designate one or more persons to be officers of the Company. Officers are not “managers” as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Sole Member may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Sole Member. Any officer may be removed as such, either with or without cause, by the Sole Member. Designation of an officer shall not of itself create contract rights.

(b) Titles. To the extent appointed by the Sole Member, the officers of the Company may be a Chief Executive Officer, President and a Secretary and, if the Sole Member so elects or appoints, a Chief Financial Officer, Chief Operating Officer, General Counsel, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer, any number of assistant secretaries and assistant treasurers and such other officers as the Sole Member may from time to time elect or appoint. Any number of offices may be held by the same person.

9. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event will cause the Company to dissolve.

10. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

11. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

12. Liability. The Sole Member, including any of its officers or directors, and the officers of the Company shall not have any liability for the obligations, debts or liabilities of the Company, except to the extent required in the Act.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Limited Liability Company Agreement to be duly executed effective as of the date first set forth above.

SOLE MEMBER:

TAPSTONE ENERGY INC.

By:
Name:
Title:

SIGNATURE PAGE TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

TAPSTONE ENERGY, LLC